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
                                            EXHIBIT 11.1
                                        EASTON BANCORP, INC.
                                 COMPUTATION OF EARNINGS PER SHARE
                                    QUARTER ENDED JUNE 30, 2000


                                      Three Months    Three Months     Six Months      Six Months
                                         Ended           Ended           Ended           Ended
                                     June 30, 2000   June 30, 1999   June 30, 2000   June 30, 1999
                                     --------------  --------------  --------------  --------------

Net income                           $      101,633  $       69,568  $      202,026  $      113,996
                                     ==============  ==============  ==============  ==============


Average shares outstanding                  560,318         560,318         560,318         560,318
Basic earnings per share             $         0.18  $         0.12  $         0.36  $         0.20
                                     ==============  ==============  ==============  ==============


Average shares outstanding                  560,318         560,318         560,318         560,318
Dilutive average shares outstanding
   under warrants and options               263,800         207,800         263,800         207,800
Exercise price                       $        10.00  $        10.00  $        10.00  $        10.00
Assumed proceeds on exercise         $    2,638,000  $    2,078,000  $    2,638,000  $    2,078,000
Average market value                 $        10.94  $        12.25  $        10.76  $        12.25
Less:  Treasury stock purchased
   with assumed proceeds from
   exercise of warrants and options         241,133         169,633         245,167         169,633
Adjusted average shares-diluted             582,985         598,485         578,951         598,485
Diluted earnings per share           $         0.17  $         0.12  $         0.35  $         0.19
                                     ==============  ==============  ==============  ==============

     The  stock of the Company is not traded on any public exchange.  The average market values are derived  from  trades known to management.  Private sales may occur where management of the Company is  unaware  of  the  sales  price.
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